Exhibit 99.1

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054, U.S.A.
Phone: +1 603 883 5200
Fax: +1 603 595 6993
Web: www.gtsolar.com

GT Solar Announces CEO Transition as Tom Gutierrez Succeeds Tom Zarrella; Releases Preliminary Results for Second Quarter Fiscal Year 2010

Merrimack, N.H., November 2, 2009 — GT Solar International, Inc. (NASDAQ: SOLR), a global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry, today announced a chief executive officer transition: Tom Gutierrez has been elected president, chief executive officer and a member of the board of directors, succeeding Tom Zarrella, who served as GT Solar President, CEO and a director since 2007 and in a senior management role since 2004. The changes were effective on October 28, 2009.

The company provided preliminary results for its second quarter of fiscal 2010 ended September 26, 2009. It expects revenue in the range of $100 million to $105 million, net income in the range of $9 million to $10 million and earnings per fully diluted share of $0.06 to $0.07. The company reaffirmed its revenue and earnings per fully diluted share guidance for the fiscal year ending April 3, 2010 in the ranges of $450 million to $550 million and $0.45 to $0.60, respectively. The company expects to report second quarter fiscal year 2010 results during the week of November 9, 2009.

“We greatly appreciate Tom Zarrella’s contributions and accomplishments over the last several years in leading GT Solar to a position of technological leadership and financial strength in the solar equipment industry and we wish him well,” said J. Bradford Forth, chairman of the board of GT Solar. “GT Solar is fortunate to have attracted Tom Gutierrez to lead the company in its next stages of growth and success. He has a strong technology background and proven track record of leadership in senior executive roles in large successful enterprises, developing and selling technologically sophisticated products worldwide. We are delighted to have Tom Gutierrez on board.”

“I am pleased to have been part of GT Solar’s development as the leading provider of photovoltaic solar equipment and I am confident that the management team and the company are well positioned to continue GT Solar’s technology and industry leadership,” said Tom Zarrella.

Mr. Gutierrez brings considerable experience to this position having served as chief executive officer at private and public companies ranging in size up to approximately $3 billion in sales. He was chief executive of Invensys Power Systems, a multinational business and world leader in power control and energy storage products, systems and services for industrial applications from 1998 to 2001. Under Mr. Gutierrez’s leadership, Invensys Power Systems doubled its operating income and grew its revenue from approximately $1.7 billion to nearly $3 billion via acquisition and strategic expansion.  More recently, Mr. Gutierrez served as chief executive officer from 2001 to 2008 at Xerium Technologies, a multinational public company that develops, manufactures and markets technically advanced synthetic textiles. He has a strong international background having launched and led organizations in Asia, Europe, and throughout the U.S. Mr. Gutierrez has also held executive positions with Pulse Engineering (1992-1994), Pitney Bowes, Inc. (1985-1992) and Motorola, Inc. (1981-1984).  He currently serves on the boards of directors of Verso Paper Corp. (NYSE) and Comverge Inc. (NASDAQ) He received his BS degree in Electrical Engineering from the Florida Institute of Technology.

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership, accelerating the drive towards grid parity. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding the Company’s preliminary results for the second quarter of fiscal 2010 and its guidance for the fiscal year ending April 3, 2010. These statements are based on management’s current expectations or beliefs.  These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog.  Although the Company’s backlog as indicated above is based on signed purchase orders or other written contractual commitments in effect as of the end of our first fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity.   Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2009 filed on June 9, 2009 and Form 10-Q for the first quarter of fiscal 2010 filed on August 5, 2009.  Statements in this press release should be evaluated in light of these important factors.  GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:

Media	Investors/Analysts
Susan Vaillancourt	Bob Blair
susan.vaillancourt@gtsolar.com	bob.blair@gtsolar.com
603-589-3782	603-681-3869